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[Letterhead of Southern Farm Bureau Life Insurance Company]




                                 April 12, 2002

Southern Farm Bureau Life Insurance Company
1401 Livingston Lane
Jackson, Mississippi 39213

Gentlemen:

     This opinion is furnished in connection with the registration by Southern Farm Bureau Life Insurance Company of an adjustable premium variable life insurance policy (the "Policy") under the Securities Act of 1933, as amended. The prospectus included in Post-Effective Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-68114) (the "Amendment") describes the Policy. I have provided actuarial advice concerning the preparation of the policy form described in the Amendment, and I am familiar with the Amendment and the exhibits thereto.

     It is my professional opinion that:

          1. The illustrations of death benefits and accumulated values included in Appendix A of the Prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the Policy. The rate structure of the Policy has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, more favorable for policyowners at the ages illustrated than for policyowners at other ages.

          2. The fees and charges deducted under the Policy, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred and the risks assumed by the insurance company.

     I hereby consent to the use of this opinion as an exhibit to the Amendment, and to the reference to my name under the caption "EXPERTS" in the Prospectus included in the Amendment.

                                   Sincerely,

                                   /s/ Kenneth P. Johnston

                                   -----------------------------
                                   Kenneth P. Johnston, FSA, MAAA
                                   Vice President Product Development
                                   Southern Farm Bureau Life Insurance Company